CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

INTERCARRIER MULTI-STANDARD ROAMING AND COLOCATION AGREEMENT

     THIS AGREEMENT is effective as of the 6th day of June, 2003 (“Effective Date”) by CINGULAR WIRELESS LLC (“Cingular”), a limited liability company organized under the laws of Delaware and acting under the authority and on behalf of its Affiliates (collectively “Cingular Affiliates”); and by Rural Cellular Corporation (“Rural”) on behalf of itself and its Affiliates (collectively “Rural Affiliates”). The parties will herein collectively be referred to as the “Parties” or individually as a “Party.” Each of the Parties either is, or controls, a licensee or permittee of the Federal Communications Commission (“FCC”) to offer Cellular Radiotelephone Service (“CRS”) or Personal Communications Service (“PCS”), as defined herein, under FCC regulations at 47 CFR Part 22 or Part 24, respectively.

RECITALS

     WHEREAS, the Parties desire to make arrangements to facilitate the provision of wireless roaming services by Cingular and Cingular Affiliates to subscribers of Rural or Rural Affiliates (“Rural Customers”) who desire to use Cingular and Cingular Affiliate systems and by Rural and Rural Affiliates to subscribers of Cingular or Cingular Affiliates (“Cingular Customers”) who desire to use Rural and Rural Affiliate systems in accordance with the TDMA Intercarrier Roaming Service Agreement, attached hereto as Exhibit 1, and the GSM Roaming Agreement, attached hereto as Exhibit 2 (Exhibit 1 and Exhibit 2 are hereby specifically incorporated herein); and

     WHEREAS, the Parties wish to amend and supersede any previous Roaming Agreements and to define the wholesale service rates to be charged by each other for the provision of roamer service to the other’s subscribers;

     NOW, THEREFORE, in consideration of the promises herein set forth and intending to be legally bound hereby, the Parties do hereby agree as follows:

1.	Definitions

a.	“Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another entity.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

A Party’s Affiliates also include any entities that control, are controlled by, or are under common control with, any other Affiliate of that Party. **.

b.	“Authorized Roamer” means a Roamer (i) that uses equipment with the NPA/NXX combinations or Mobile Network Codes provided by each Party and (ii) for whom the Serving Carrier has not received a negative notification (in the case of assume positive for validation purposes) or has received a positive notification (in the case of assume negative for validation purposes).

c.	“Agreement” means this Intercarrier Multistandard Roamer Service Agreement, including all exhibits attached hereto.

d.	“Cellular Radiotelephone Service” or “CRS” means a radio service in which common carriers are authorized by the FCC under 47 CFR Part 22 and licensed under 47 CFR Part 22, Subpart H to offer and to provide service for hire to the general public through a cellular system utilizing the channels and bandwidths assigned under 47 CFR Part 22, Subpart H, Section 22.905.

e.	“Effective Rate” shall mean **.

f.	“GPRS” means General Packet Radio Service.

g.	“GSM” means the Global System for Mobile Communications.

h.	“GSM Technology” means both GSM and GPRS.

i.	“Home Carrier” means a Party (including an Affiliate of a Party) that is providing Wireless Service to its registered customers in a geographic area where it operates.

j.	“Personal Communications Service” or “PCS” means a radio service in which common carriers are authorized by the FCC and licensed under 47 CFR Part 24, Subpart F, as currently in effect to offer and to provide service for hire to the general public utilizing the following frequency bandwidths: 1850-1910 MHz and 1930-1990 MHz (Broadband PCS) and including GSM (the DCS 1900 protocol for the North American System). PCS does not include Cellular Radiotelephone Service (“CRS”) as herein defined.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

k.	“Preferred Roaming Provider” means **.

l.	“Roamer” means a customer who seeks wireless service from a Serving Carrier.

m.	“Secondary Preferred Roaming Provider” means **.

n.	“Serving Carrier” means a Party who provides Wireless Service for customers of another Party in the geographic area where the Serving Carrier operates.

o.	“TDMA” means Time Division Multiple Access.

p.	“Wireless Service” means either CRS or PCS as is appropriate or technically feasible in the context it is used.

2.	Term of Agreement

     The initial term of this Agreement commences on the Effective Date shown above and continues through **. **.

3.	**

**.

4.	**

a.	**.

b.	**.

c.	**.

d.	**.

e.	Nothing in this Agreement shall limit a Party’s right to restrict roaming onto a SID or a SOC or via LAC restrictions in overlapping market areas.

f.	Service Level. Rural hereby agrees to adhere to the following metrics to be used as performance measures of service quality for its GSM network and to the remedy for failure to meet each metric, as set forth in subsection 4(f)(i)(C). **.

i.	Metrics

**.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

ii.	**.

iii.	Geographic Information. Rural will provide to Cingular, on a semi-annual basis, maps reflecting current GSM coverage at a **, and planned coverage for the **. This information will be provided no later than ** and ** or at any time upon Cingular’s request. **. Cingular may rely upon this data for inclusion in marketing materials and for purposes of educating Cingular employees and customers where GSM services may be available or for use by the Operations Council, unless Rural provides written consent to reliance for another use.

g.	Operations Council.

1.	Purpose: The Parties agree to create a single point of contact in each organization to oversee the coordination of all operational issues. The council is also responsible for coordinating on feature development, on taking steps to enable inter-company hyperband handoffs and other activities that will improve the customer experience of roaming for both parties. The Parties agree that the council will meet (via conference call) during the GSM launch period on no less than a ** basis to ensure that the operational issues associated with the launch are effectively addressed. Following the GSM launch period, the council will meet to discuss issues as needed, but no less than quarterly.

2.	Dispute Resolution: Operational disputes between the companies are to first be escalated to the Operations Council. To the extent they are unable to resolve the dispute, the issue will then be escalated to the VP of Roaming Services at Cingular and the designated VP at Rural. If the Parties still cannot reach agreement, either Party may invoke the arbitration provisions pursuant to Section 13 of this Agreement.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

3.	Miscellaneous: The Parties agree that over the next thirty (30) days they will further develop and document the operating process and guidelines of the Operations Council.

5.	Rates

a.	The Parties shall pay each other for the provision of roaming service to each other’s subscribers as set forth in the Rate Addendum attached as ** to this Agreement.

b.	**. The billed Party shall pay undisputed invoices even if that Party is unable to or chooses not to bill the other Party. The billed Party shall have a right to audit the billing Party’s records, including but not limited to network usage reports that reflect roaming by the billed Party’s customers and in a matter not inconsistent with standard industry procedures, for the specific purpose of verifying the accuracy and content of the bill but no more often than once every twelve months. GPRS AND SMS roaming usage for the Parties’ subscribers will be recorded and transmitted via TAP records. The exchange of these records will follow current GSM voice usage process through the clearinghouse(s) and will be included in net settlement

c.	**.

6.	Terms and Conditions of TDMA roaming

     Roaming between Cingular or its Affiliates and Rural or its Affiliates in their respective TDMA **.

7.	Terms and Conditions of GSM roaming

     Roaming between Cingular or its Affiliates and Rural or its Affiliates in their respective GSM/GPRS **.

8.	**.

**.

9.	**.

**.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

10.	Seamless GSM Features.

     **. Further, the Parties agree to use commercially reasonable efforts to enable interoperability such that either party’s subscribers may utilize these features when roaming. The Parties do not intend that either Party shall be required to deploy a feature that it is not planning to implement for its own base of customers.

11.	Guaranteed Access to Markets.

     **. Nothing in this paragraph shall prevent either Party from exercising its rights under Section 14 (Suspension/Termination) of this Agreement.

     Each Party when acting as a Serving Carrier agrees to provide GPRS service to the other party’s subscribers in all markets where GPRS service is available. Neither Party shall restrict the other Party’s access to GPRS service in any of the markets subject to this agreement.

12.	Settlement

     If both Parties are net settlement participants, the Parties agree to follow industry settlement procedures and to make payments to each other pursuant to industry net settlement procedures (now administered by CIBERNET), as now existing or hereafter amended, which are incorporated herein by reference as if set forth herein in full, and to the extent there are any inconsistencies between such procedures and this Agreement, such procedures shall be controlling. The Parties agree to exchange their bank account information on a separate document to be updated with any changes, from time to time, by either Party, with no less than ** notice. Both Parties agree that if payments are not received after ** of original invoice, a late payment fee of the lesser of ** (**%) per month, or the highest rate allowable by law, will be assessed on the invoice amount.

12.1. Overcharges. The Serving Carrier will refund charges in excess of the agreed upon rates as outlined in this Agreement to the Home Carrier within ** of notification of overcharges by the Home Carrier. Each Carrier has ** from the end date of the applicable settlement period to invoice amounts payable by the other carrier, after which overcharges will be deemed non-recoverable. Invoices outstanding for ** will be subject

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

to the late payment fee as set forth in Section 12 above. Invoices outstanding for more than ** may be sent to arbitration (as set forth in Section 13 below) by the Home Carrier for resolution. Where both carriers are net settlement participants, repayment of amounts incorrectly overcharged will occur through the net settlement process.

12.2. Undercharges. Undercharges of rates on the part of the Serving Carrier will not be reimbursed under any circumstances.

13.	Dispute Resolution

     Disputes between the Parties, their successors and assigns, relating to Billing, Remittance, or Settlement sections under this Agreement shall conclusively and finally be settled in the first instance through the industry net settlement procedures (now administered by CIBERNET). Any other disputes or if the industry net settlement procedures fail to resolve a dispute, then those disputes shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA).

13.1 Procedures. For disputes submitted to binding arbitration, either Party may initiate arbitration by giving written notice to the other Party of intention to arbitrate, which notice shall contain the name of the arbitrator selected by the Party, the nature of the controversy, the amount involved, if any, the remedies sought, and any other pertinent matter. Within ** after the giving of such notice, the other Party shall submit to the initiating Party the name of an arbitrator whom it has appointed and may submit an answering statement. Within ** thereafter the two (2) arbitrators so appointed shall select a third arbitrator; the three arbitrators so selected shall resolve the controversy. If any Party fails to choose an arbitrator within the ** herein provided, or if the arbitrators appointed by the Parties cannot agree on the third arbitrator within ** of the appointment of the second arbitrator, the arbitrator(s) selected by the Party(ies) shall appeal to an appropriate Judge. The arbitration hearings shall be held at a mutually agreed upon location within the United States, unless otherwise agreed by both Parties. All hearings shall be conducted in English, unless otherwise agreed by both Parties.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

13.2 Discovery. Any Party to the arbitration may send out requests to compel the production of documents from the other Parties. Disputes concerning the scope of document production and enforcement of the document request shall be subject to agreement by such Parties or may be resolved by the arbitrators as to the extent reasonable. All discovery requests shall be subject to the proprietary rights and rights of privilege of such Parties, and the arbitrators shall adopt procedures to protect such rights. Except where contrary to the provisions set forth in the Agreement, the rules of the AAA for commercial arbitration shall be applied to all matters of procedure, including discovery; provided, however, that the arbitration shall not be conducted under the auspices of the AAA and the fee schedule of the AAA shall not apply. The arbitrators may obtain independent legal counsel to aid in their resolution of legal questions presented in the course of arbitration to the extent they consider that such counsel is absolutely necessary to the fair resolution of the dispute, and to the extent that it is economical to do so considering the financial consequences of the dispute.

13.3 Limits on Arbitration. The arbitrators shall be limited to interpreting the applicable provisions of this Agreement, and shall have no authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement; or to create, draft or form a new Agreement between the Parties; or to render an award which, by its terms, has the effect of altering or modifying any condition or provision hereof; or to terminate this or any Agreement.

13.4 Expenses of Arbitration. Said Parties will each bear their own expenses of the arbitration and will share equally the expenses of the arbitrators.

13.5 Arbitrators’ Award. The arbitrators shall make an award which may include an award of damages, and said award shall be in writing setting forth the facts found to exist. Failure to comply with the arbitration requirements of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court with respect to any controversy or dispute relating to Billing, Remittance or Settlement of charges under this Agreement.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

13.6 Continuation of Service Pending Arbitration. Except where this Agreement permits a Party to terminate or suspend Roamer Services, in whole or in part, the Parties will continue to provide all services and honor all other commitments under this Agreement, including, without limitation, making payments in accordance with this Agreement during the course of resolution of disputes and arbitration pursuant to the provisions of this Section.

14.	Suspension of Wireless Service or Termination of Agreement.

     The Parties’ rights to suspend Wireless Service or to terminate this Agreement are set forth below.

14.1 Suspension of Service. In the event roaming becomes operationally, technically or administratively impracticable on either Party’s system(s), due, but not limited, to system overload, either Party may suspend Wireless Service on ** notice. Either Party may also suspend service to subscribers using equipment which is defective or illegal, suspected fraudulent or unauthorized use or when authentication of the subscription is not possible. The written notice of suspension shall be transmitted by facsimile or by overnight mail and shall be deemed effective upon receipt. The Parties shall work together to resolve as expeditiously as possible any difficulty that causes such suspension. At such time as either Party concludes that the problem causing the suspension has been resolved, such Party shall give the other Party written notice to this effect. Wireless Service shall resume in full effect ** after receipt of such notice unless the Party receiving said notice gives written notice, before the expiration of this ** period, that in its reasonable view the problem necessitating the suspension has not been resolved. If the problem giving rise to the suspension remains unresolved for ** following written notice of suspension, the problem shall be submitted to Arbitration pursuant to Section 13 herein.

14.2 Termination. This Agreement may be terminated in the event of a default as defined in Section 18 hereof, immediately upon written notice to the defaulting Party.

14.3 Rights of Parties Upon Termination/Suspension. The termination of the Agreement or suspension of Wireless Service shall not affect the rights and liabilities of the

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

     Parties under the Agreement with respect to all Authorized Roamer charges incurred prior to the effective date of said suspension or termination. Further, any provisions of this Agreement, which by their nature should survive the termination, including confidentiality, indemnity, and arbitration provisions, shall survive termination of the Agreement.

15.	Confidential Information.

     All disclosure of information (whether in writing, visually or orally disclosed) under this Agreement will be deemed to be confidential unless specifically designated as non-confidential or non-proprietary at the time of disclosure, or unless, by its nature, it is obviously non-confidential or non-proprietary. The receiving Party can freely use, have used, or disclose to others non-confidential or non-proprietary information. Nothing contained in this Section shall be deemed to grant any license under any intellectual property right.

     Except as provided below in this Section, the receiving Party of such confidential information agrees to treat the same as strictly confidential and shall not divulge, directly or indirectly, to any other person, firm, corporation, association or entity confidential information so received, and shall not make use of or copy confidential information, except for the purpose of this Agreement. Such confidential information may be disclosed only to such of the employees, consultants and subcontractors of the receiving Party who reasonably require access to such information for the purpose for which it was disclosed and who have secrecy obligations to the receiving Party.

     The commitment shall impose no obligation upon either Party with respect to any portion of such information that:

a.	was known to the receiving Party prior to its receipt from the other Party;

b.	is now or which (through no act or failure on the part of the receiving Party) becomes generally known;

c.	is supplied to the receiving Party by a third party which the receiving Party in good faith believes is free to make such disclosure and without restriction on disclosure;

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

d.	is disclosed by the disclosing Party to a third party generally, without restriction on disclosure;

e.	is independently developed by the receiving Party without use of any confidential information provided by the disclosing Party.

The obligation of confidentiality shall survive the termination or expiration of this Agreement for a period of **.

     Notwithstanding the provisions of Section 13 (“Dispute Resolution”) of this Agreement, the Parties agree that either Party may enforce the provisions of this Section regarding restrictions on confidentiality by an action for injunctive relief or other equitable remedies.

16. Indemnification.

     Each Party hereby agrees to indemnify the other Party, its Affiliates and partners, and any and all of their officers, directors, employees, agents and/or affiliates, against, and hold them harmless from, all claims, suits, demands, losses and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) which may result in any way whatsoever from the indemnified Party’s denial of Roamer Wireless Service:

a.	to any wireless telephone or device having an NPA/NXX combination or Mobile Network Code that (i) the indemnifying Party has not listed as a valid NPA/NXX combination or Mobile Network Code to be accepted by the indemnified Party for Wireless Service to an Authorized Roamer, or (ii) the indemnifying Party has deleted as a valid NPA/NXX combination or Mobile Network Code to be accepted by the indemnified Party for Wireless Service to an Authorized Roamer, or (iii) has been determined through an agreed-upon validation method to be an invalid NPA/NXX or Mobile Network Code combination not to be accepted by the indemnified Party for Wireless Service to an Authorized Roamer; or,

b.	to any exchanges for which Wireless Service has been suspended as requested in a notice given by the indemnifying Party, for fraud or pursuant to Sections 14 hereof.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

17.	Notices. Unless otherwise specified in the Agreement:

a.	All notices required under this Agreement shall be given in writing.

b.	All notices shall be either personally delivered, delivered and received the next day via overnight mail, dispatched by facsimile, or dispatched by certified mail return receipt requested to the persons specified below or to such other persons at such other addresses as a Party may designate by written notice to the other Party.

c.	The notices should be sent to the following addresses:
Rural Cellular Corporation 3905 Dakota St. SW Alexandria, MN 56308 ATTN: Intercarrier Services
FAX: 320-808-2466 Cingular Wireless LLC 5565 Glenridge Connector 16th Floor Suite 1616 Atlanta, GA 30342 Attn.: Manager- Intercarrier Contracts FAX: (404) 236-6259

18.	Default

     A Party will be in default under this Agreement upon the occurrence of any of the following events:

a.	Said Party’s violation of any term of the Agreement (including the industry net settlement procedures, now administered by CIBERNET, incorporated herein by reference), if such violation shall continue for ** after written notice thereof;

b.	Said Party’s voluntary liquidation or dissolution;

c.	A final order by the FCC revoking or denying renewal of the wireless license granted to said Party;

d.	Said Party (i) files pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

trustee of all or a portion of said Party’s property, (ii) has filed against it pursuant to a statute of the United States or of any state, a petition for bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of said Party’s property, provided that ** after the filing of any such petition said Party fails to obtain a discharge hereof, or (iii) makes assignment for the benefit of creditors or petitions for or voluntarily enters into an arrangement of such nature, and provided that such filing, petition or appointment is still continuing.

e.	Violation of the obligations regarding Confidential Information contained in Section 15 of this Agreement.

19.	Entire Agreement

     The Agreement and any appendices attached hereto constitute the full and complete agreement of the Parties. In the event of a conflict between the terms of this Agreement and any of its appendices or exhibits hereto, the terms of this Agreement shall control. Unless otherwise stated in this Agreement, any prior written or oral agreements among the Parties with respect to this subject matter shall be superseded and of no force and effect. This Agreement may not be modified or otherwise amended except by the written consent of both Parties. Waiver of any breach of any provision of the Agreement must be in writing signed by the waiving Party and such waiver shall not be deemed to be a waiver of any preceding or succeeding breach of the same or an, other provision. The failure of a Party to insist upon strict performance of a covenant or an obligation under this Agreement shall not be a waiver of a Party’s right to demand strict compliance therewith in the future.

     The Parties agree that this Agreement supersedes the Intercarrier Roamer Service Agreement between the Parties dated July 16, 2002.

20.	Use of Trademarks.

     The Parties agree that they will not use the name, service marks or trademarks of the other Party or any of its affiliated companies in any advertising, publicity releases or sales presentations, without such

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

Party’s written consent. Neither Party is licensed hereunder to conduct business under any logo, trademark, service or trade name (or any derivative thereof) of the other Party.

21.	Limits of Liability.

     Except for obligations under Section 16, Indemnification, neither Party shall be liable to the other Party for any special, indirect, consequential or punitive damages.

22.	No Partnership or Agency Relationship Created.

     Nothing contained in this Agreement shall constitute the Parties as partners with one another or render any Party liable for any debts or obligations of another Party, nor shall any Party hereby be constituted the agent of another Party.

23.	Future Amendments.

     The Parties agree to use their respective best, diligent and good faith efforts to fulfill all their obligations under the Agreement. The Parties recognize however, that to effectuate all the purposes of the Agreement, it may be necessary either to enter into future agreements or to modify the Agreement or both. For example, and without limitation, the Parties agree that as technology develops, they may desire to expand this Agreement to cover new technology. In such event, the Parties agree to cooperate with each other in good faith.

24.	Compliance with Laws.

     The Parties agree to comply with, conform to, and abide by all applicable and valid laws, regulations, rules and orders of all governmental agencies and authorities, and agree that the Agreement is subject to such laws, regulations, rules and orders. Without limitation, each Party shall comply, at its own expense, with the provisions of all applicable federal, state and municipal laws, regulations, and requirements applicable to the Party as an employer.

25.	Paragraph Headings

     The headings in the Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.12(a) Redacted

26.	Original Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

27.	Controlling Law

     Disputes concerning service provided under this Agreement shall be construed in accordance with the internal laws of the state of **.

28.	Force Majeure.

     The Parties shall not be responsible for failure to render service due to causes beyond their control, including, but not limited to accidents, storms, acts of war and/or terrorism, acts of governmental authorities or common carriers, work stoppages, strikes, fires, civil disobedience, riots, rebellions, acts of God and similar occurrences. Services shall be rendered as soon as possible after the cessation of such cause.

29.	Successors and Assigns

     This Agreement shall be binding upon and shall inure to the benefit of the Parties, their Affiliates and their respective successor and permitted assigns. No Party or Affiliate may assign their rights herein without the written consent of the other Party (or non-Affiliated Party as the case may be).

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives:

RURAL CELLULAR CORPORATION	CINGULAR WIRELESS LLC on behalf of
its Affiliates
Date:	Date:

Signature:	Signature:

Name:	Name: Alison Hall

Title:	Title: V.P. Roaming Strategy and Realization

**Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.